Exhibit 99.1

Nextest Announces Fourth Quarter and Fiscal Year 2006 Results

          SAN JOSE, Calif., Aug. 17 /PRNewswire-FirstCall/ -- Nextest Systems Corporation (Nasdaq: NEXT), a leader in the manufacture of automatic test equipment (ATE) for low-cost semiconductor manufacturing, today reported financial results for its fiscal fourth quarter ended June 24, 2006.

          Revenue for the quarter ended June 24, 2006 was $26,069,000, up 4 percent from the March 2006 quarter revenue of $24,970,000 and up 118 percent from the June 2005 quarter revenue of $11,985,000.  Net income for the quarter was $4,596,000, compared to a net loss of $110,000 in the June 2005 quarter.

          Net income available to common shareholders for the quarter ended June 24, 2006 was $4,596,000, or $0.24 per fully diluted share, compared to a net loss available to common shareholders of $1,287,000, or a loss of $0.15 per basic and diluted share in the June 2005 quarter, which included accretion of Series B preferred stock in the amount of $1,177,000 in the June 2005 quarter.

          New orders for the quarter were $25.7 million. Backlog at the end of June was $20.8 million.

          For the fiscal year ended June 24, 2006, revenue was $87,669,000, up 81 percent compared to $48,447,000 in the preceding fiscal year.  Net income was $11,088,000, compared to a net loss of $312,000 in the preceding fiscal year.

          “The recently concluded fourth fiscal quarter marked our 4th consecutive quarter of record revenue.  Fiscal year revenue was also the largest we have ever recorded,” stated Robin Adler, chairman and CEO of Nextest.  “We continued our leadership in low cost flash test with the introduction of our Magnum Grande system at the Semicon West trade show in July. The Grande is capable of testing up to 960 NAND flash devices on a single test head, the largest capacity available today.  We are also proud to announce that customers have rated the company number one among all test equipment suppliers in the 2006 VLSI Research 10 BEST survey.”

          First Quarter Fiscal 2007 Outlook

          Net revenue in the first quarter of fiscal 2007 is expected to be between $26.0 million and $28.0 million, with earnings per diluted share between $0.19 and $0.22. The fully diluted share count is estimated to be approximately 19 million at the end of the first quarter.

          Conference Call/Webcast

          Nextest Systems Corporation will be conducting its conference call today, August 17, 2006, at 2:00 p.m. Pacific Time. The call will be simultaneously webcast at www.nextest.com (click on “Investors”). A replay will be available for two weeks via telephone starting approximately two hours after the completion of the call.  The replay may be accessed by calling 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and entering conference code 94451830, or by visiting www.nextest.com and clicking on “Investors” for a link to the replay. The replay will be available via telephone and website through August 31, 2006.

          About Nextest Systems Corporation

          Nextest Systems Corporation is a low-cost leader in the design and manufacture of automatic test equipment (ATE) for Flash memory and System-On-Chip semiconductors.  Nextest’s products address the growing demand from manufacturers for ATE with increased throughput, functionality and reliability, while reducing time to market and cost of test.  Nextest has shipped over 1,500 systems worldwide.  Further information is available at www.nextest.com .

          Forward-looking Statements

          The statements made in this press release, other than statements of historical facts, are forward-looking statements that involve risks and uncertainties.  These statements include those relating the company’s financial performance, products, customers, success of new products and business prospects. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties, including the cyclical nature of the semiconductor industry, the success of the market penetration of our products, our dependence on suppliers and subcontractors, the concentration of our customers and other risks and uncertainties.  Nextest Systems Corporation does not intend to update or revise any forward-looking statements whether as a result of new developments or otherwise.

          At Nextest Systems Corporation:
               So-Yeon Jeong
               408.817.7276

NEXTEST SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Quarter Ended			Fiscal Year Ended

	Jun. 24, 2006	Mar. 25, 2006	Jun. 25, 2005	Jun. 24, 2006	Jun. 25, 2005

Net revenue	$26,069	$24,970	$11,985	$87,669	$48,447
Cost of revenue	11,844	11,937	6,516	42,161	25,527
Gross profit	14,225	13,033	5,469	45,508	22,920
Operating expenses:
Research and development	2,284	2,358	1,712	8,394	6,657
Sales, general and administrative	5,991	5,906	3,967	21,666	17,067
Total operating expenses	8,275	8,264	5,679	30,060	23,724
Income (loss) from operations	5,950	4,769	(210)	15,448	(804)
Interest and other income, net	936	139	42	1,248	153
Income (loss) before taxes	6,886	4,908	(168)	16,696	(651)
Income tax (provision) benefit	(2,290)	(1,717)	58	(5,608)	339
Net income (loss)	4,596	3,191	(110)	11,088	(312)
Accretion of Series B preferred stock redemption value	—	(4,752)	(1,177)	(7,753)	(4,343)
Net income (loss) available to common stockholders	$4,596	$(1,561)	$(1,287)	$3,335	$(4,655)
Basic net income (loss) per share available to common shareholders:
Net income (loss) per common share, basic	$0.26	$(0.18)	$(0.15)	$0.31	$(0.54)
Weighted average number of shares used in per share calculation, basic	17,450	8,783	8,709	10,883	8,663
Diluted net income (loss) per share available to common shareholders:
Net income (loss) per common share, diluted	$0.24	$(0.18)	$(0.15)	$0.27	$(0.54)
Weighted average number of shares used in per share calculation, diluted	18,775	8,783	8,709	12,141	8,663
Stock-based compensation expense is included in:
Cost of revenue	$49	$44	$24	$188	$121
Research and development	141	193	39	687	259
Sales, general and administrative	200	276	92	992	443
Total	$390	$513	$155	$1,867	$823

NEXTEST SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Jun. 24, 2006	Mar. 25, 2006	Jun. 25, 2005

ASSETS
Current assets:
Cash and cash equivalents	$68,667	$11,166	$10,474
Accounts receivable, net	16,518	16,002	12,836
Inventory	26,099	26,999	13,150
Deferred tax assets	2,976	3,251	2,835
Income tax receivable	86	68	—
Prepaid expenses and other current assets	1,032	1,166	298
Total current assets	115,378	58,652	39,593
Property and equipment, net	3,868	3,710	3,750
Restricted cash	317	317	417
Deferred tax assets	1,067	1,099	975
Other assets	466	431	1,080
Total assets	$121,096	$64,209	$45,815
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,585	$7,719	$3,499
Accrued liabilities	5,946	6,109	3,100
Deferred income	4,890	4,778	3,792
Customer deposits	—	3,011	761
Income tax payable	1,163	138	218
Total current liabilities	14,584	21,755	11,370
Deferred income	458	446	380
Other liabilities	202	129	239
Total liabilities	15,244	22,330	11,989
Series B Mandatorily Redeemable Convertible Preferred Stock	—	—	30,784
Stockholders’ equity	105,852	41,879	3,042
Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ equity	$121,096	$64,209	$45,815

SOURCE  Nextest Systems Corporation
          -0-                                        08/17/2006
          /CONTACT:  So-Yeon Jeong of Nextest Systems Corporation, +1-408-817-7276, or sjeong@nextest.com/
          /Web site:  http://www.nextest.com/
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